Exhibit 10.2

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into as of August 18, 2009, by and between Maguire Properties, Inc., a Maryland corporation (the “REIT”), Maguire Properties, L.P., a Maryland limited partnership (the “Operating Partnership”), and Mark T. Lammas (the “Executive”).

WHEREAS, the REIT, the Operating Partnership and the Executive have previously entered into that certain Amended and Restated Employment Agreement, effective as of December 31, 2008 (the “Employment Agreement”), which provides for the Executive’s employment as Executive Vice President, Investments of the REIT and the Operating Partnership (collectively, the “Company”);

WHEREAS, pursuant to that certain Performance Award Agreement, dated as of April 1, 2005, by and between the REIT, the Operating Partnership and the Executive (the “Performance Award Agreement”), the REIT granted to the Executive a Performance Award (as defined in the Performance Award Agreement) under the Amended and Restated 2003 Incentive Award Plan of Maguire Properties, Inc., Maguire Properties Services, Inc. and Maguire Properties, L.P. (as amended, the “Plan”);

WHEREAS, pursuant to that certain Restricted Stock Agreement, dated as of June 30, 2006, by and between the REIT, the Operating Partnership and the Executive (the “Restricted Stock Agreement”), the REIT granted to the Executive 56,867 shares of restricted common stock of the REIT (the “Restricted Stock”) under the Plan;

WHEREAS, pursuant to that certain Restricted Stock Unit Award Agreement, dated as of October 2, 2008, by and between the REIT, the Operating Partnership and the Executive (the “RSU Agreement”), the REIT granted to the Executive 74,383 restricted stock units with dividend equivalent rights (the “RSUs”) under the Plan; and

WHEREAS, the Executive and the Company have determined to provide for the termination of the Executive’s employment with the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	TERMINATION OF EMPLOYMENT AND EMPLOYMENT AGREEMENT

1.1.           Termination of Employment.  Effective as of September 1, 2009 (the “Separation Date”), the Executive’s employment with the Company and its subsidiaries and affiliates (including, without limitation, as Executive Vice President, Investments) shall terminate and the Executive shall cease to be an employee and/or officer of any and all of the foregoing.  In addition, as of the Separation Date, the Executive hereby resigns from any and all directorships the Executive may hold with the Company or any of its subsidiaries or affiliates.

1.2.           Termination of Employment Agreement.  As of the Separation Date, the Employment Agreement shall automatically terminate and be of no further force and effect, and neither the Company nor the Executive shall have any further obligations thereunder; provided, however, that the Company’s obligation to pay to the Executive the Accrued Obligations (as defined in the Employment Agreement) and the provisions of Section 2(b)(vii) (Expenses), Section 2(b)(x) (Compensation Gross-Up), Section 7 (Full Settlement), Section 8 (Certain Additional Payments by the Company), including with respect to any Excise Tax Gross-Up Payment (as defined in the Employment Agreement), and Section 9 (Confidential Information and Non-Solicitation) of the Employment Agreement shall survive such termination of the Employment Agreement.  The parties hereby mutually agree that the amount of the Executive’s accrued but unpaid vacation pay through the Separation Date shall be equal to 240 hours of annualized pay for purposes of determining the amount of Accrued Obligations payable under Section 4(a)(i) of the Employment Agreement.

1.3.           Return of Property.  No later than the Separation Date, the Executive shall return to the Company all Company property in his possession, including without limitation, keys, credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, personal digital assistant (PDA) devices, manuals, books, notebooks, financial statements, reports and other documents.  Notwithstanding the foregoing, in connection with Executive’s role as a consultant following the Separation Date, during the consulting period the Executive may keep in his possession items of Company property that are identified by the Company as appropriate for such role.

2.	SEVERANCE

2.1.           Severance.  Subject to Section 2.3 below, in consideration of, and subject to and conditioned upon the Executive’s execution and non-revocation of the Release (as defined below), the Operating Partnership shall pay or provide to the Executive the following payments and benefits in accordance with Section 4(a) of the Employment Agreement:

(a)           A lump-sum cash payment in an amount equal to $1,500,000, which the parties acknowledge and agree represents the Severance Amount, within the meaning of Section 4(a)(i)(B) of the Employment Agreement; provided, that the parties further acknowledge and agree that there is no Unpaid Bonus, within the meaning of Section 4(a)(i)(A) of the Employment Agreement, as of the Separation Date.  Subject to Section 2.3 below, payment of the Severance Amount shall be made in a single lump sum within 60 days after the date of Executive’s “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”);

(b)           A lump-sum cash payment in an amount equal to $402,198, which the parties acknowledge and agree represents the Pro-Rated Annual Bonus, within the meaning of 4(a)(ii) of the Employment Agreement.  Subject to Section 2.3 below, such payment shall be made in a single lump sum within 60 days after the date of the Executive’s Separation from Service;

(c)           Subject to Section 2.3 below, any unvested shares of Restricted Stock and any unvested RSUs shall become immediately vested in full as of the Separation Date.  The Executive acknowledges that the RSUs shall become payable in accordance with the terms of the RSU Agreement (including, without limitation, under Section 2.3(b) thereof);

(d)           During the period commencing on the Separation Date and ending on the earlier of (i) the eighteen-month anniversary of the Separation Date and (ii) the expiration of the Executive’s eligibility for benefits under Section 4980B of the Code and the regulations thereunder (“COBRA”), the Company shall continue to provide the Executive and the Executive’s eligible family members with group health insurance coverage at least equal to that which would have been provided to them if the Executive’s employment had not been terminated, provided that the Executive properly elects continuation healthcare coverage under COBRA; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, the Company’s obligations under this Section 2.1(d) shall be reduced to the extent comparable coverage is actually provided to the Executive and the Executive’s eligible family members, and any such coverage shall be reported by the Executive to the Company (by way of example, if the Executive becomes re-employed but does not actually receive group health insurance coverage due to a pre-existing condition limitation, then the Company’s obligations under this Section 2.1(d) will not be reduced); and

(e)           For a period of not more than one year following the Separation Date, the Company shall, at its sole expense and on an as-incurred basis, provide the Executive with reasonable outplacement services directly related to the Executive’s Separation from Service which shall be consistent with industry practice for similarly situated executives.

2.2.           Performance Award.  The Executive hereby acknowledges that the Performance Award Agreement provides that in the event of a termination of the Executive’s employment with the Company for any reason, the Executive’s right to receive payment of the Performance Award shall be forfeited to the extent that the Performance Award is not vested as of the date of termination.  The Executive further acknowledges that neither the Performance Award nor any portion thereof is vested as of the date hereof, and, to the extent that the Performance Award is not vested as of the Separation Date, all of the Executive’s right, title and interest in the Performance Award shall thereupon be forfeited.

2.3.           Six-Month Delay.

(a)           Notwithstanding anything to the contrary in this Agreement, no payment or benefits, including without limitation the amounts payable under Section 2.1 hereof, shall be paid to the Executive during the six-month period following the Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.

(b)           The parties hereby acknowledge and agree that (i) the severance payments and benefits payable to the Executive under Section 2.1(a) and (b) above are payable on account of the Executive’s Separation from Service, (ii) the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and (iii) the payment of such amounts shall not made before the date which is six months after the date of the Executive’s Separation from Service (or such earlier date upon which such amounts can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death) in accordance with paragraph (a) above.

3.           RELEASE OF CLAIMS.  The Executive agrees that, as a condition to the Executive’s right to receive the payments and benefits set forth in Section 2.1, within 21 days following the Separation Date, the Executive shall execute and deliver to the Company a release of claims in substantially the form attached hereto as Exhibit A (the “Release”).

4.           CONFIDENTIALITY, NON-SOLICITATION.  The parties hereby acknowledge and agree that the Executive is bound by certain confidentiality and non-solicitation covenants set forth in Section 9 of the Employment Agreement.  Notwithstanding anything contained in this Agreement, the parties hereby reaffirm the covenants and provisions set forth in Section 9 of the Employment Agreement and acknowledge and agree that the provisions of Section 9 of the Employment Agreement shall survive the termination of the Executive’s employment with the Company and shall remain in full force and effect.

5.	DISPUTE RESOLUTION

5.1.           Arbitration.  Except as provided in Section 9 of the Employment Agreement, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in Los Angeles, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes.  In the event of such an arbitration proceeding, the Executive and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators.  In the event the Executive and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator.  Neither the Executive nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties.  Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings.  The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law.  The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.  The arbitrator shall render an award and a written, reasoned opinion in support thereof.  Judgment upon the award may be entered in any court having jurisdiction thereof.

5.2.           Waiver of Jury Trial.   By submitting a dispute to arbitration, the parties hereto understand that they will not enjoy the benefits of a jury trial.  Accordingly, the parties hereto expressly waive the right to a jury trial.

5.3.           Nonexclusive Remedy.  Notwithstanding the above provisions regarding arbitration, the parties each retain their respective rights to seek injunctive relief or other provisional remedies provided under the law in any court having competent jurisdiction.

6.	MISCELLANEOUS

6.1.           Code Section 409A.  Certain compensation and benefits under this Agreement are intended to be exempt from the application of Code Section 409A, while other payments hereunder may constitute “nonqualified deferred compensation” within the meaning of Section 409A, the payment of which is intended to comply with Section 409A.  To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.  Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any such compensation or benefits payable under this Agreement may be subject to Code Section 409A and related Department of Treasury guidance, the Company may, with the Executive’s prior written consent, adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Code Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Code Section 409A and related Department of Treasury guidance.

6.2.           Withholding.  The Company may withhold from any amounts payable or benefits provided under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

6.3.           Severability.  In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

6.4.           Successors.  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution; provided, however, that this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Executive’s estate, heirs, beneficiaries, executors, and legal representatives, and the Executive may designate one or more beneficiaries with respect to the Executive’s rights under this Agreement upon the Executive’s death.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

6.5.           Final and Entire Agreement; Amendment.  This Agreement, together with the Release, represents the final and entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof; provided, however, that notwithstanding the foregoing, this Agreement shall not supersede or otherwise affect that certain Indemnification Agreement, dated as of June 27, 2003, between the Company and the Executive which shall remain in full force and effect.  Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the parties, and stating the intent of the parties to amend this Agreement.

6.6.           Consultation with Counsel.  The Executive acknowledges that (a) the Executive has consulted with or has had the opportunity to consult with independent counsel of the Executive’s own choice concerning this Agreement and has been advised to do so by the Company, and (b) the Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on the Executive’s own judgment.  Without limiting the generality of the foregoing, the Executive acknowledges that he has had the opportunity to consult with his own independent legal counsel to review this Agreement for purposes of compliance with the requirements of Code Section 409A or an exemption therefrom, and that he is relying solely on the advice of his independent legal counsel for such purposes.

6.7.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws that would result in the application of any law other than that of the State of California.

6.8.           Cooperation in Legal Proceedings.  The Executive agrees that, after the Separation Date, upon the reasonable request of the Company, the Executive shall cooperate with and assist the Company in undertaking and preparing for legal and other proceedings relating to the affairs of the Company and its subsidiaries.  The Executive shall be reimbursed for the reasonable expenses the Executive incurs in connection with any such cooperation and/or assistance, and shall receive from the Company reasonable per diem compensation (to be mutually agreed to by the Executive and the Company) in connection therewith.  Any such reimbursements and per diem compensation shall be paid to the Executive no later than the 15th day of the month immediately following the month in which such expenses were incurred or such cooperation and/or assistance was provided (subject to the Executive’s timely submission to the Company of proper documentation with respect thereto).

6.9.           Non-Disparagement.  The Executive agrees that the Executive will not make any statement, publicly or privately, which would reasonably be expected to disparage the REIT, the Operating Partnership, any of their subsidiaries or any of their respective employees, officers or directors.  The REIT and the Operating Partnership agree that they will not make any statement, publicly or privately, which would reasonably be expected to disparage the Executive.

Notwithstanding the foregoing, this Section 6.9 shall not preclude the Executive or the Company from making any statement to the extent required by law or legal process.

6.10.           Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:  at the Executive’s most recent address on the records of the Company;

If to the REIT or the Operating Partnership:

Maguire Properties, Inc.
355 South Grand Avenue
Suite 3300
Los Angeles, CA  90071
Attn: General Counsel

with a copy to:

Latham & Watkins
355 South Grand Avenue
Los Angeles, CA  90071-1560
Attn: David M. Taub

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

6.11.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have each executed this Agreement as of the date first above written.

EXECUTIVE

 /s/ Mark T. Lammas
Mark T. Lammas

MAGUIRE PROPERTIES, INC.,
a Maryland corporation

By:   /s/ Shant Koumriqian
Name: Shant Koumriqian
Title:   Executive Vice President, Chief Financial
            Officer

MAGUIRE PROPERTIES, L.P.,
a Maryland limited partnership

By:  Maguire Properties, Inc.
Its:   General Partner

By:   /s/ Shant Koumriqian
Name: Shant Koumriqian
Title:   Executive Vice President, Chief Financial
            Officer

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